UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2014

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34003	51-0350842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

622 Broadway
New York, New York	10012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 536-2842

Registrant’s Former Name or Address, if changed since last report:  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2014, the Board of Directors (the “Board”) of Take-Two Interactive Software, Inc. (the “Company”) appointed Susan Tolson to serve as a member of the Board, effective immediately, filling an existing vacancy on the Board.  Ms. Tolson will stand for election by a vote of the stockholders at the Company’s 2014 annual meeting of stockholders. In addition, the Board appointed Ms. Tolson a member of the audit committee of the Board.  The Board also reduced the number of directors constituting the whole Board from eight to six directors.

Susan Tolson is a director of American Media Inc. and Groupe Lagardère.  From 1990 to June 2010, Ms. Tolson worked at Capital Research and Management Company and Capital Research Company, subsidiaries of The Capital Group Companies, Inc., serving in various capacities, including Senior Vice President and Portfolio Manager.  Prior to joining Capital Research, Ms. Tolson spent two years with Aetna Investment Management Company, making private investments in media and entertainment companies.  Ms. Tolson also serves as member of the audit committee of American Media, board member and audit committee member of the American Cinémathèque, and board member and member of the business affairs committee of The American University of Paris. Ms. Tolson also serves on the investment committee of the American School of Paris.  She resides in Washington, D.C.  Ms. Tolson holds a B.A., cum laude, in economics from Smith College, and an MBA from Harvard University Graduate School of Business Administration.

Ms. Tolson brings to the Board significant experience in entertainment and financial matters from her previous positions, together with her existing experience as a director of both for profit and nonprofit organizations. As such, the Board has deemed Ms. Tolson qualified to serve as a director. Following Ms. Tolson’s appointment, the Board of Directors will have six directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

	By:	/s/ Linda Zabriskie
	Name:	Linda Zabriskie
	Title:	Vice President, Associate General Counsel and Secretary

Date: March 14, 2014